Prospectus Supplement to Prospectus Dated December 23, 2015	Filed Pursuant to Rule 424(b)(2) Registration No. 333-208715

Willamette Valley Vineyards, Inc.

$4,125,000
Series A Redeemable Preferred Stock

This prospectus relates to the offer and sale of up to 970,588 shares of our Series A Redeemable Preferred Stock, to be issued during one or more offering periods described in this prospectus supplement. Sale prices of the shares to be issued in each period will increase incrementally to reflect what we believe is a reduction in investment risk that occurs with the passage of time. The minimum subscription in this offering is for 200 shares, and unless waived by the Company in its sole discretion, the maximum subscription is 1,205 shares. This offering is not subject to a minimum-proceeds closing condition, and the proceeds from sales of shares will be made available to the Company at the end of each offering period, as described below. We also may accept amounts less than those requested in your subscription, although we generally will not accept subscriptions for fewer than 200 shares. If we do accept less than a subscriber’s full purchase commitment, we will make every effort to manage under-allotments on a basis we believe to be equitable and reasonable. This prospectus supplement sets forth the specific terms of this offering and describes the terms of the Series A Redeemable Preferred Stock. You should read this prospectus supplement and any future prospectus supplements carefully, including the information incorporated by reference herein and therein, before making your investment decision. The amount of securities offered pursuant to General Instruction I.B.6 of Form S-3 during the twelve (12) calendar month period ending on and including the date of this prospectus supplement is $6,000,000. Based upon the aggregate value of the Registrant’s voting and nonvoting common equity as of the date hereof, which is $30,448,444, the amount of securities to be sold pursuant to this prospectus supplement may not exceed $4,125,000.

Our Series A Redeemable Preferred Stock is listed on the Nasdaq Capital Market under the trading symbol WVVIP. However, as of the date of this prospectus supplement, no shares are reported as having traded since we listed the shares on November 2, 2015, and you should not presume that the listing of our preferred shares on that exchange provides a liquid market. You should be prepared to withstand the risks of your investment indefinitely and to bear the complete loss of the amount invested.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI”. On March 10, 2016, the last reported sales price of our common stock as reported on the Nasdaq Capital Market was $6.88 per share. Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock. We are a smaller reporting company and as such are entitled to certain reduced public company reporting requirements.

Investing in our preferred stock involves risks; for more information please see “Risk Factors” beginning on page 11 of this prospectus supplement, and the risk factors incorporated herein from time to time by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 10, 2016.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement provides additional information for inclusion in the prospectus filed as a part of a shelf registration statement on Form S-3 that has been declared effective by the SEC. The shelf registration statement permits us to offer, and to issue and sell from time to time, various classes and series of equity and debt securities, including additional shares of our Series A Redeemable Preferred Stock. This prospectus supplement does not include all of the information contained in the registration statement, and in addition to reading this prospectus supplement in its entirety, you should carefully read the registration statement, including the prospectus contained therein and the exhibits filed therewith, before making an investment decision. The registration statement and other applicable documents can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

Under this prospectus supplement and the registration statement of which it forms a part, we intend to sell up to 970,588 shares of our Series A Redeemable Preferred Stock, no par value, for an aggregate offering price of not more than $4,125,000. This offering will be conducted directly by us, without the participation of an underwriter or selling group, through our executive officers and certain other officers. These individuals will not be compensated for their participation in this offering. The number of shares offered hereby represents one-third of the aggregate market value of our common equity measured as of the date of this prospectus supplement, and reduced by $6,000,000, which represents the aggregate sale price of all securities offered and sold by us during the preceding twelve months.

This prospectus supplement only provides you with a summary of the terms of the offering, a discussion of certain risk factors, a description of the Series A Redeemable Preferred Stock, the expected use of proceeds of this offering, and plan of distribution. From time to time we may provide additional information about this offering and the preferred stock in one or more supplements to the base prospectus included in the registration statement. A prospectus supplement may include a discussion or update of any risk factors or other special considerations applicable to our company or to the preferred stock. The supplement also may add, update or change information contained in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and any prospectus supplement filed after the date hereof, you should rely on the information in the subsequent prospectus supplement.

You should carefully read this prospectus supplement, the registration statement and prospectus to which it applies, all documents that we incorporate by reference in the prospectus and in this and any other prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in our Series A Redeemable Preferred Stock. You should rely only on the information contained in or incorporated by reference into this prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in the prospectus, this or any other prospectus supplement, or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references to “Willamette Valley Vineyards,” the “Company,” “we,” “our,” “ours” and “us” are to Willamette Valley Vineyards, Inc. and its subsidiaries. Where these statements reflect knowledge, intentions, expectations or beliefs, first-person pronouns refer to our executive management, and are based upon facts known and matters believed by those persons to be accurate as of the date on the cover of the prospectus, prospectus supplement or other document, and not to any subsequent date. You should not construe these statements as assurances of a given outcome or promises of an expected course of action.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In accordance with the Exchange Act, we file and furnish certain reports, proxy statements and other information with the SEC. These documents and other information that we file with or furnish to the SEC are available to the public free of charge at www.sec.gov. You may also read and copy any document we file with the SEC, including the registration statement on Form S-3 of which this prospectus supplement forms a part, and the exhibits thereto, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of certain information that we file with or furnish to the SEC are also available on our website at www.wvv.com; however, none of the information contained in or linked through or from our website is incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to publicly available documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement and the related prospectus. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules) until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 10, 2016.

Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement but not delivered herewith, excluding exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:

Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, Oregon 97392
(503) 588-9463
Attention: Investor Relations (info@wvv.com)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” that represent our beliefs, expectations, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in the section of this Prospectus Supplement entitled “Risk Factors,” and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any later prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or any subsequent prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

SUMMARY

This summary contains a brief description of information about this offering. It does not contain all the information you might deem important in deciding whether to invest in our Series A Redeemable Preferred Stock, and you should carefully review this entire prospectus supplement, including the documents incorporated herein by reference and particularly including the section below entitled “Risk Factors,” before making an investment decision. Further, where this summary or other sections of this prospectus supplement purport to describe other instruments or documents, particularly including but without limitation the provisions of our articles of incorporation and the description of the designations, preferences, limitations and relative rights of our preferred stock, readers should recognize that those summaries are necessarily incomplete, and in each case they are qualified in their entirety by reference to the actual text of such documents.

The Offering
This offering relates to the proposed issuance and sale of up to 970,588 shares of our Series A Redeemable Preferred Stock, no par value. The securities are being offered directly by the Company through its officers, none of whom will be compensated for their selling efforts. These securities will be issued in up to four offering periods, which will close on each of March 31, 2016; June 30, 2016; September 30, 2016; and December 31, 2016. We will issue shares of Series A Redeemable Preferred Stock on the first business day following the expiry of each offering period based on subscriptions we have accepted prior to that date. We will sell shares in this offering until we have reached the maximum number of shares authorized for sale. If, at the end of the expiry of any offering period, the shares subscribed exceed the number of shares remaining to be sold in this offering, we will allocate the remaining shares to subscribers on a basis we believe to be equitable and reasonable, and we will stop accepting further subscriptions. Certain financial rights are based upon the “original issue price” of the Series A Redeemable Preferred Stock, and that price has been set at $4.15 per share, regardless of the date purchased or the price paid for such shares.

Offering Dates and Pricing
We believe that with the passage of time and the investments we expect to raise in this offering, the risk attendant to an investment in our Series A Redeemable Preferred Stock will decrease and, correspondingly, the value will increase. We are a small company and there is not, and there may never be, a market for these securities. Further, although our Series A Redeemable Preferred Stock is listed for trading on the Nasdaq Capital Market, no shares have traded since the November 2, 2015 listing date, and you should not consider this a liquid market. As a result, we have arbitrarily established a time-based pricing schedule for such shares. However, our Series A Redeemable Preferred Stock has certain dividend and redemption features that necessarily implicate the original issue price of such shares, and we have established the original issue price for such purposes as $4.15 per share, regardless of the issue date or the actual purchase price of such shares.

	Dates Offered	Offering Price
	March 10, 2016 to March 31, 2016	$4.25
	April 1, 2016 to June 30, 2016	$4.35
	July 1, 2016 to September 30, 2016	$4.45
	October 1, 2016 to December 31, 2016	$4.55
On the first business day following the end of each offering period, and on the first business day following the end of each offering period thereafter, all funds received from subscriptions accepted during that period will be released from escrow. We will sell shares in this offering until we have reached the maximum number of shares authorized for sale. If, at the end of the expiry of any offering period, the shares subscribed exceed the number of shares remaining to be sold in this offering, we will allocate the remaining shares to subscribers on a basis we believe to be equitable and reasonable, and we will stop accepting further subscriptions.

Dividends on shares issued at the end of each offering period will be calculated from the date of issuance (which will coincide with the date upon which funds for the related subscription are released from escrow).

Ranking
The Series A Redeemable Preferred Stock will rank senior in rights and preferences to our common stock and to any other class or series of our capital stock that does not indicate that it is on par with or senior to our Series A Redeemable Preferred Stock. Our Series A Redeemable Preferred Stock will rank junior in rights and preferences to any series of preferred stock issued in the future which provides that it is senior to our Series A Redeemable Preferred Stock.

Prospective investors should note that our articles of incorporation permit our board of directors to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, the board may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock.

Dividends
The Series A Redeemable Preferred Stock will be entitled to receive dividends when and as declared by our board of directors out of funds legally available therefor, at a rate equal to $0.22 per share per year. Dividends will run from the issue date for the relevant shares, which will occur on the first business day following that offering period. Dividends accrued but not paid will not bear interest or dividends but will be added to the liquidation preference of the Series A Redeemable Preferred Stock until declared and paid. If dividends are declared and paid, such declaration will occur annually in the month of November. If declared, the dividend record date and payment will be in December for dividends accrued in that calendar year. Accumulated dividends will be paid in advance of any currently accrued dividends.

Payment Support
The Series A Redeemable Preferred Stock will not be supported by a sinking fund or any other form of payment support, nor will they be entitled to participate specially in any aspect of our operations or assets.

Liquidation Preference
Upon any merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization (with certain exceptions for recapitalizations and similar events that do not affect the relative rights of the holders of our capital stock), or any other business combination, the effects of which include the liquidation or termination of the Series A Redeemable Preferred Stock, and following distributions to any class of senior securities, the holders of our Series A Redeemable Preferred Stock will be entitled to receive, prior and in preference to the holders of shares of common stock and any other junior class of securities, an amount in cash or other property equal to the original issue price, plus any dividends theretofore accrued but not paid. Thereafter, the Series A Redeemable Preferred Stock will have no rights to further assets or distributions.

Redemption
At any time after June 1, 2021, the Company has the option, but not the obligation, to redeem all, but not less than all, of the then-outstanding shares of Series A Redeemable Preferred Stock by delivering written notice to the holders of record thereof. That notice will state a “record date” for the redemption, after which no further transfers of the Series A Redeemable Preferred Stock will be recorded on the Company’s stock transfer books, and after which no future dividends will accrue. Thereafter, upon surrender of the shares as so redeemed, the holder thereof will be entitled to receive an amount equal to (i) the original issue price; plus (ii) all accrued but unpaid dividends (prorated to reflect any partial periods); plus (iii) a redemption premium equal to 3% of the original issue price. From and after the record date for a redemption, if any, the holders thereof will not be entitled to interest or other earnings of any sort, whether or not the shares are promptly tendered.

The redemption rights described above do not preclude the Company from purchasing from time to time in open-market transactions or in a tender offer or other arrangement.

Voting Rights
The Series A Redeemable Preferred Stock have very limited voting rights and generally apply only to matters for which class voting is applicable under the Oregon Business Corporation Act. Without limiting the generality of the foregoing, such shares are not entitled to vote in the election of directors. Holders of Series A Redeemable Preferred Stock voted on February 28, 2015, to eliminate the provision of our designation of rights, preferences and limitations of preferred stock that previously required the approval of those holders prior to the issuance of additional shares of Series A Redeemable Preferred Stock.

Protective Provisions
Prospective investors are advised that the Company’s articles of incorporation permit our board of directors to designate and issue shares of preferred stock in one or more series having rights and preferences senior to the Series A Redeemable Preferred Stock, without the approval of the holders of any class of our capital stock.

Market Listing
We have listed the Series A Redeemable Preferred Stock on the Nasdaq Capital Market under the trading symbol WVVIP. However, even though we have listed the securities on the Nasdaq Capital Market, the number of shares and the market capitalization of the Series A Redeemable Preferred Stock is relatively small, and no shares have traded since the shares were listed on November 2, 2015. You should not presume that the Nasdaq listing will assure that an investment in the preferred stock will be liquid.

RISK FACTORS

An investment in our Series A Redeemable Preferred Stock involves a variety of risks and uncertainties, any of which, if occurring alone or in combination, could cause material harm to our business, could materially and adversely affect our financial condition, results of operations, and cash flows, or could otherwise materially diminish the value of our capital stock. A list of the known risk factors that relate to our Series A Redeemable Preferred Stock in particular are set forth immediately below under the heading, “Risks that Affect an Investment in Our Preferred Stock.” Risks relating to the Company as a whole are included, and updated from time to time, in Item 1A (“Risk Factors”) of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Such updates are incorporated herein by reference; however, readers should note that as with other disclosures appearing in such reports and incorporated by reference into this prospectus supplement, such risk factors are accurate only as of the date on the cover of the report, and the related events and circumstances are subject to change thereafter.

Risks that Affect an Investment in Our Preferred Stock

There is no established market for the Series A Redeemable Preferred Stock, and such a market may never develop

The Series A Redeemable Preferred Stock is listed on the Nasdaq Capital Market. However, since the shares were listed on November 2, 2015, no shares have traded. There is therefore no established trading market for these securities and we cannot offer assurances that any such market will ever develop. Further, even assuming the full subscription of this offering at the lowest permissible offering price (thus yielding the highest possible number of shares issued), the maximum number of shares eligible for trading would be 2,395,429. Further, there is no minimum number of shares that must be sold in order for us to complete this offering. As a result, there will remain a very limited trading market for shares of our Series A Redeemable Preferred Stock, and we therefore expect that the trading market will be very thin or substantially nonexistent. Accordingly, shareholders may find it difficult or impossible to sell their shares for a price equal to or greater than the original purchase price, at a price that they would consider reasonable, or at all. You should therefore not invest in our Series A Redeemable Preferred Stock unless you can bear the risk of a complete loss of your investment, and unless you can withstand a partial or complete lack of liquidity in your investment.

There may be times at which you can purchase Series A Redeemable Preferred Stock from existing shareholders at prices less than the then-applicable offering price.

As noted elsewhere in this prospectus, the offering price for the Series A Redeemable Preferred Stock sold in this offering will increase over time and the corresponding dividend rate will decrease over time because the 5.3% dividend rate will always be based on the initial issue price of $4.15 regardless of the purchase price paid for the Series A Redeemable Preferred Stock. The dividend rate at $.22 per share will not change regardless of the purchase price of the stock. The purpose of this increase in the price of the Series A Redeemable Preferred Stock is to reflect an increase in value that our board of directors believes will accompany a reduction in risk as time passes. That is, over time we expect to raise capital in this offering that will accelerate the completion of the projects that form the primary purpose of this offering. We also expect to work toward completion of those projects using the proceeds of this offering and, if management deems it appropriate, using additional funds from working capital. We have thus established a time-based pricing schedule as a means we believe is a reasonably proportionate, but still arbitrary, basis for estimating the appropriate prices of our stock. As a result, it is possible that existing shareholders who have purchased shares in this offering may be willing to sell such shares at a price less than the then-applicable offering price. We cannot make assurances that you could not buy shares of Series A Redeemable Preferred Stock from another person at a price less than the offering price.

The offering price for, and the dividend rates of, the Series A Redeemable Preferred Stock have been arbitrarily determined.

The offering price for the Series A Redeemable Preferred Stock, as well as the dividend rate, have been determined arbitrarily by our board of directors based on qualitative factors, such as a diminishing risk profile over time, which our board of directors believes are reasonable and appropriate. The Company has not undertaken a detailed quantitative or qualitative analysis of these factors, nor has the Company or any investment banker or other advisor made a determination as to the qualitative appropriateness of the dividend rate.

Further, the purchase price of the Series A Redeemable Preferred Stock in this offering will be greater than the original issue price, and that price will increase further over time, again based upon qualitative factors that our board of directors believes are appropriate. Indeed, the purchase price for shares purchased in this offering will increase even if you might purchase shares of Series A Redeemable Preferred Stock from existing shareholders at a lower price on the Nasdaq Capital Market or elsewhere. As such, you should not rely upon the offering price or the dividend rate as an effective measure of the fair market value of such shares.

The Company may be unable to pay accumulated dividends on the Series A Redeemable Preferred Stock

The Series A Redeemable Preferred Stock bears a cumulative dividend of $0.22 per share per annum. However, prior to the declaration and payment of dividends our board of directors must determine, among other things, that funds are available out of the surplus of the Company and that the payment would not render us insolvent or compromise our ability to pay our obligations as they come due in the ordinary course of business. Additionally, although the Company has no express contractual restrictions to pay dividends, our existing credit facility limits, and future debt obligations may limit, both our legal and our practical ability to declare and pay dividends in certain circumstances. As a result, although the Series A Redeemable Preferred Stock will continue to earn a right to receive dividends, the Company’s ability to pay dividends will depend, among other things, upon our ability to generate excess cash. Further, although shares of our Series A Redeemable Preferred Stock will earn cumulative dividends, unpaid dividends will not, themselves, accumulate (as might compounding interest on a debt security, for example).

We may issue securities that have rights and preferences senior to the Series A Redeemable Preferred Stock

Our articles of incorporation permit our board of directors, with the approval of a majority of our outside directors, to designate one or more classes or series of preferred stock from time to time in the future, and to establish the rights, preferences and limitations of each such class or series. Should our board of directors determine that it is in the best interests of the Company or our shareholders to designate and issue shares of preferred stock that have rights and preferences senior to those of the Series A Redeemable Preferred Stock, the board, with the approval of our outside directors, may establish such rights and may issue such capital stock without the approval of holders of the Series A Redeemable Preferred Stock or any other class or series of our capital stock. Such rights and preferences may include dividend, sinking-fund, redemption and liquidation features that may increase the risk that we will be unable to meet all our obligations to the holders of Series A Redeemable Preferred Stock. They may also include a wide variety of other rights and preferences, such as voting rights, protective provisions, and other governance rights that are not available to the holders of the Series A Redeemable Preferred Stock. Any such actions may adversely affect the value or the price of the Series A Redeemable Preferred Stock.

We have the right, but not the obligation, to redeem shares of Series A Redeemable Preferred Stock

We are entitled, but we are not required, to redeem the shares of Series A Redeemable Preferred Stock at any time after June 1, 2021. If we decide to redeem these shares, we will do so by issuing a redemption notice that will include a record date for the redemption, and thereafter the Series A Redeemable Preferred Stock will no longer bear dividends and will represent only the right to receive, upon delivery of such shares, an amount equal to the original issue price of $4.15 per share, plus accrued and unpaid dividends, plus a redemption premium of 3% of the original issue price. There can be no assurance the Company will have the financial resources to redeem the Series A Redeemable Preferred Stock following this date or at any future time. Although the Company has no lending agreements, at this time, requiring outside approval or restricting redemption, there can be no assurance that a future restriction not would arise. Investors should not expect that they have a right to perpetual payment of dividends, and should be aware that a proposed redemption of the shares may make it difficult or impossible to sell the shares for a higher price, even if the market price for such shares had previously been higher. Further, an actual notice of redemption will state a “record date” for the redemption, after which no further transfers of the Series A Redeemable Preferred Stock will be recorded on the Company’s stock transfer books, thus making it impossible to transfer record ownership of the stock even if the redemption payment has not yet been made.

We may use the proceeds of this offering as working capital rather than for our planned uses

We are presently planning to use capital raised in this offering to support the Company’s vineyard and winery developments; however we may also use these funds to fund inventory, working capital needs, repurchase Common Stock and any other business purpose. Accordingly, the use of proceeds in this offering is not restricted to use in these projects, and funds received from this offering will be made available to the Company as general working capital, to be used as our board of directors determines. If the proceeds of this offering are insufficient to allow us to complete the projects, we may fund completion with working capital, or we may borrow additional funds under available lines of credit or may seek alternative debt financing. Further, we may abandon the winery projects, or may delay the timing or modify the scope of those projects as the board determines is appropriate. Moreover, an investment in our Series A Redeemable Preferred Stock represents an investment in the Company as a whole, and not in this specific project or in any other aspect of our operations.

Shares of our Series A Redeemable Preferred Stock are not convertible into common stock

Our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, nor will it be so convertible or exchangeable at any time in the future. You should invest in our Series A Redeemable Preferred Stock, if at all, based upon the value you believe is attendant to an investment in that class and series of securities. Fluctuations in the value of our common stock will not directly affect the value of our preferred shares.

Our Series A Redeemable Preferred Stock will participate only to a limited extent in the distribution of our assets upon liquidation or upon a merger, consolidation, sale of assets, or other business combination transaction

Because our Series A Redeemable Preferred Stock is not convertible into or exchangeable for shares of our common stock, its rights upon a liquidation of the Company are limited. Although such preferred stock will receive a preferential return of capital and accrued but unpaid dividends (and, in the case of a liquidation during the redemption period, the redemption premium) prior to any payments or distributions to the holders of common stock, once those preferential amounts are paid, holders of the Series A Redeemable Preferred Stock will not have a right to participate in the remainder of the Company’s assets available for distribution.

Shares of our Series A Redeemable Preferred Stock have very limited voting rights and, among other things, do not have the right to vote for the election of directors

Our Series A Redeemable Preferred Stock is nonvoting except as required by the Oregon Business Corporation Act. As a holder of such preferred stock, you would not have the right to attend meetings of the holders of common stock or to vote upon matters such as the election of directors, the approval of equity incentive plans, or other arrangements which are subject to a vote of the common shareholders.

Our Series A Redeemable Preferred Stock is not a debt instrument

Although our Series A Redeemable Preferred Stock is senior in preference to our common stock, it will be subordinated to all our debt obligations, both secured and unsecured. Our Series A Redeemable Preferred Stock is not insured, is not guaranteed, is not supported by a sinking fund, and is not backed by any collateral of any sort.

Certain of the rights applicable to owners of our Series A Redeemable Preferred Stock do not have a quantifiable market value and cannot be sold or otherwise transferred separately from shares of such stock

Owners of our Series A Redeemable Preferred Stock are entitled, by virtue of their ownership, to certain intangible benefits associated with an investment in our company. These benefits include rights to participate in various discount programs, marketing incentives, and other rights. The value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, these rights may not be transferred separately from our Series A Redeemable Preferred Stock (although a transfer of fewer than all of an investor’s preferred shares will allow both the transferor and the transferee to participate in such intangible rights). We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock.

USE OF PROCEEDS

The primary purpose of this offering is to raise up to an additional $4,125,000 million of capital (before offering expenses) to support the Company’s continuing vineyard development and winery development efforts. Additionally, these funds will be generally available as working capital and may be used for general business purposes including the retirement of any Company debt and the purchase of the Company’s Common Stock.

Shares of our Series A Redeemable Preferred Stock are being sold in four offering periods, one of which will close at the end of each of the first four quarters following the commencement of this offering. Funds from accepted subscriptions will be held in escrow pending the closing of each offering period; however, there is no minimum subscription proceeds that must have been received in order to permit the release of funds from escrow. Accordingly, investors should not expect that the Company will receive any minimum amount of capital from this offering, or that any minimum number or value of shares will be sold in this offering.

DIVIDEND POLICY

The Series A Redeemable Preferred Stock is entitled to cumulative dividends accruing annually each year, at a rate of $0.22 per share, beginning on the first calendar day of the quarter following the applicable offering period for such shares, payable out of funds legally available therefor, when and as approved by our board of directors. Dividends will accrue on an established original issue price of such shares, which is equal to $4.15 per share regardless of the price actually paid to the Company upon original issuance of the shares, and regardless of the price paid in the aftermarket, if any. Dividends accrued but not paid will not bear interest or dividends but will be added to the liquidation preference of the Series A Redeemable Preferred Stock until declared and paid. The payment of dividends will depend upon a number of factors, including our liquidity, financial condition and results of operations, strategic growth plans, tax considerations, statutory and regulatory limitations and general economic conditions. For the foregoing reasons, there can be no assurance that we will pay any dividends in any future period. Accrued but unpaid dividends, whether or not declared, will be added to the liquidation preference until paid, but will not bear additional dividends or earn interest or similar returns.

We have never paid dividends on our common stock and we have no expectation to pay such dividends in the foreseeable future. We are not permitted to declare or pay dividends on our common stock unless and until we have paid all accrued but unpaid dividends, and any redemption premium, owing on our Series A Redeemable Preferred Stock.

REDEMPTION OF PREFERRED STOCK

Under certain circumstances, the Company is entitled to redeem all, but not less than all, of the Series A Redeemable Preferred Stock then outstanding. Any such redemption may occur at any time after June 1, 2021. If a redemption occurs, we will notify shareholders of record of the redemption (including the redemption date) electronically or by mail not less than thirty (30) days prior to the record date for such redemption. As of the record date, shares of Series A Redeemable Preferred Stock will be ineligible for future transfers and will represent only the right to receive, upon tender of the shares, an amount in cash equal to the original issue price of $4.15 per share, together with (i) all theretofore accrued but unpaid dividends; and (ii) a redemption premium amounting to 3% of the original issue price. The redemption premium also will be payable upon the occurrence of any liquidation event that occurs during the redemption period. The Series A Redeemable Preferred Stock will not earn dividends after the record date for redemption. As with other financial rights of the Series A Redeemable Preferred Stock, the redemption price is equal to the original issue price, $4.15 per share, regardless of the actual purchase price or the amount paid.

DESCRIPTION OF CAPITAL STOCK

We are authorized under our articles of incorporation, as amended, to issue up to 10,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, and up to 10,000,000 shares of common stock. As of March 10, 2016 there were 4,995,216 shares of our common stock outstanding and 1,424,841 shares of preferred stock outstanding. Assuming the full subscription of this offering, and assuming no additional issuances of common stock during the pendency hereof, upon completion this offering we would have outstanding a total of 4,995,216 shares of common stock, no par value, and 2,395,429 shares of preferred stock, no par value.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue from time to time up to 10,000,000 shares of preferred stock in one or more series with the preferences, limitations and relative rights thereof as may be fixed from time to time by the board of directors for each series before the issuance of any shares of that series. In addition, after the board of directors has established a series of preferred stock, the board of directors may increase or decrease the number of shares contained in the series, but not below the number of shares then issued, or eliminate the series where no shares have been issued. Actions taken by our board of directors with regard to the authorization and issuance of preferred stock require the approval of a majority of our outside directors. Our board of directors has determined that each of our directors other than Mr. Bernau and Mr. Ellis is an “outside director” for purposes of authorizing the Series A Redeemable Preferred Stock and setting forth the preferences, limitations and relative rights thereto.

Series A Redeemable Preferred Shares

Dividends. Holders of the Series A Redeemable Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of $0.22 per share. Dividends on the Series A Redeemable Preferred Stock accrue daily and are cumulative beginning on the first calendar day of the quarter following the applicable offering period for such shares until the record date for redemption on the basis of such price. Accumulated dividends on our Series A Redeemable Preferred Stock will not bear interest or further dividends, and holders of our Series A Redeemable Preferred Stock will not, except in the case of the Company’s optional redemption of the Series A Redeemable Preferred Stock, be entitled to any dividends in excess of full cumulative dividends.

Our board of directors will not authorize and we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock (defined below) (other than in shares of junior stock) unless all cumulative dividends with respect to our Series A Redeemable Preferred Stock have been paid or funds have been set apart for payment of such dividends.

Optional Redemption. We may redeem all, but not less than all, of the Series A Redeemable Preferred Stock on or after June 1, 2021, at a redemption price equal to the original issue price of such shares ($4.15 per share regardless of the price paid for such shares), plus all accrued and unpaid dividends (whether or not earned or declared) to the redemption date, plus a redemption premium equal to 3% of the liquidation preference for the Series A Redeemable Preferred Stock. A redemption in connection with a liquidation event (such as a merger, sale of all or substantially all of the Company’s assets, or similar reorganization) would result in the payment of the redemption premium in addition to theretofore accrued but unpaid dividends.

Ranking. The Series A Redeemable Preferred Stock ranks: (i) senior to the common stock and any other shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks junior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“junior shares”); (ii) equal to any shares of stock that we may issue in the future, the terms of which specifically provide that such stock ranks on parity with the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“parity shares”); (iii) junior to all other shares of stock issued by us, the terms of which specifically provide that such stock ranks senior to the Series A Redeemable Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“senior shares”); and (iv) junior to all our existing and future indebtedness.

Liquidation Preference. If we merge, consolidate, sell all or substantially all of our assets, reorganize (with certain exceptions for recapitalizations and similar events that do not affect the relative rights of the holders of our capital stock), or effect any other business combination, the effects of which include the liquidation or termination of the Series A Redeemable Preferred Stock, then the holders of the Series A Redeemable Preferred Stock will have the right to receive the original issue price per share, plus all accrued and unpaid dividends (whether or not earned or declared) to, but excluding, the date of payment, before any payments are made to the holders of the common stock and any other junior shares, if any. In addition, if the liquidation occurs during the redemption period, the holders of the Series A Redeemable Preferred Stock would receive a redemption premium equal to 3% of the original issue price of $4.15 per share. The rights of the holders of the Series A Redeemable Preferred Stock to receive the liquidation preference are subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares.

Voting Rights. Holders of the Series A Redeemable Preferred Stock do not have any voting rights, except as otherwise required by the Oregon Business Corporation Act.

No Maturity. The Series A Redeemable Preferred Stock does not have any stated maturity and is not subject to any sinking fund or mandatory redemption. Accordingly, the shares of the Series A Redeemable Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.

No Conversion. The Series A Redeemable Preferred Stock is not, pursuant to its terms, convertible into or exchangeable for any other securities or property.

Special Benefits for Holders of Series A Redeemable Preferred Stock. Each holder of Series A Redeemable Preferred Stock will be entitled to receive the following additional benefits:

•	priority wine allocations from the two new estate vineyards funded by this offering beginning with the 2017 release;

•	rights to purchase a portion of the Founders’ Block Pinot Noir beginning with the 2018 release;

•	a 25% discount on wine purchases made directly from the winery;

•	priority access to winery suite reservations;

•	reports on winery developments seeking shareholder feedback and involvement;

•	priority access to appointment only vineyard tasting experiences; and

•	certain other items of nominal value.

The value of these benefits, if any, is indeterminable and is not associated with the number of shares of Series A Redeemable Preferred Stock one owns. Similarly, these rights may not be transferred separately from our Series A Redeemable Preferred Stock (although a transfer of fewer than all of an investor’s preferred shares will allow both the transferor and the transferee to participate in such intangible rights). We have not attempted to establish a value for these benefits, and we do not consider them material to the determination of the price or value of our Series A Redeemable Preferred Stock.

Common Stock

Voting Rights. Holders of the common stock are entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders. A corporate action voted on by shareholders generally is approved, provided a quorum is present, if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. Holders of the common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights. Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any of the then-outstanding shares of preferred stock.

Rights Upon Liquidation. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common stock are entitled to share ratably in all remaining assets available for distribution to shareholders after payment of, or provision for, our liabilities, subject to prior distribution rights of shares of the preferred stock, if any, then outstanding.

Preemptive Rights. Holders of the common stock do not have any preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other of our securities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Series A Redeemable Preferred Stock and for our common stock is OTR, Inc. Its address is 1001 SW Fifth Avenue, Suite 1550, Portland, Oregon 97201, and its telephone number is (503) 225-0375.

Nasdaq Listing

The Series A Redeemable Preferred Stock is presently listed on the Nasdaq Capital market under the symbol “WVVIP”. However, this is a new listing and there is therefore no established trading market for these securities and we cannot offer assurances that any such market will ever develop. Moreover, the public float, number of shares and market capitalization of this class of securities will continue to be relatively limited, and it is unlikely a liquid market will develop for these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WVVI.” Shares of our Series A Redeemable Preferred Stock are not convertible into or exchangeable for shares of our common stock, now or at any time in the future.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law

Our charter documents and the Oregon Business Corporation Act (the “Act”), contain provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Authorized but Unissued Shares of Common Stock and Preferred Stock

We are authorized under our articles of incorporation, as amended, to issue up to 10,000,000 shares of preferred stock, in one or more series as designated from time to time by our board of directors, with the approval of a majority of our outside directors, and up to 10,000,000 shares of common stock.

Cumulative Voting

No cumulative voting for directors is permitted.

Increase in the Number of Directors

The number of directors of the corporation shall be a minimum of two (2) and a maximum of eleven (11) as determined from time to time by the Board of Directors. The number of directors may be increased or decreased from time to time by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.

Staggered Board of Directors; Removal of Directors

We have a staggered Board of Directors. The Board of Directors is divided into three groups with each director holding office until the next annual meeting of shareholders, following the end of their three year term, and until her or his successors has been elected and qualified. All or any number of the directors may be removed, for cause, at a meeting expressly called for that purpose by a vote of the holders of the majority of the shares then entitled to vote at an election of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

To be timely, a shareholder’s notice relating to the annual meeting shall be delivered to our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the shareholder to be timely must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made.

Special meetings of the shareholders may be called by the President or by the Board of Directors and shall be called by the President (or in the event of absence, incapacity, or refusal of the President, by the Secretary or any other officer) at the request of the holders of not less than one-half of all the outstanding shares of the Company’s common stock entitled to vote at the meeting. Prospective investors should note that because the Series A Redeemable Preferred Stock has no voting rights except as required by law, the holders thereof, separately or in the aggregate, have no right to call a special meeting of shareholders.

Anti-Takeover Effects of Oregon Law

Oregon law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. ORS 60.801 et seq. imposes certain restrictions upon the voting of shares acquired in “control share acquisitions” and limits a shareholder’s ability to vote in favor of a business combination when that shareholder has acquired shares of voting stock in excess of a specified percentage of the voting stock of a public company. ORS 60.825 et seq. prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “interested person” (including a person who owns 15% or more of the voting stock of a public company) for a period of three years following such person’s share acquisition date. The prohibited business combinations include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive a disproportionate benefit as a shareholder. Exceptions to this statutory prohibition include approval of the transaction at a shareholders meeting by holders of not less than a two-thirds of the shares held by each voting group entitled to vote on the transaction, not counting shares as to which the acquiring person has beneficial ownership or voting control, transactions approved by the board of directors prior to the acquiring person first becoming an acquiring person, or, with respect to a merger, share exchange, consolidation, liquidation or distribution entered into with the acquiring person, transactions where certain other requirements regarding the fairness of the consideration to be received by the shareholders have been met. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

DESCRIPTION OF FUTURE CLASSES OR SERIES OF PREFERRED STOCK

After giving effect to the designation of the Series A Redeemable Preferred Stock, as amended, our articles of incorporation entitle us to issue additional shares of preferred stock in one or more series upon the approval of our board of directors, with the approval of a majority of our outside directors but in certain instances without the approval of the holders of the Series A Redeemable Preferred Stock. The following outlines the general provisions of the shares of currently undesignated preferred stock that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended, relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 10,000,000 shares of preferred stock, no par value, in one or more series. As of the date of this prospectus supplement, 1,424,841 shares of our Series A Redeemable Preferred Stock are issued and outstanding, and other than for the Series A Redeemable Preferred Stock, no other class or series of preferred stock has been designated or authorized for issuance.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any future series of preferred stock that we may offer.

The specific terms of that series may include:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•
the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation, as amended.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders.

The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of Willamette Valley Vineyards more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Description of Common Stock – Anti-Takeover Effects of our Articles of Incorporation and Bylaws and of Oregon Law.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Willamette Valley Vineyards with or into another corporation nor a merger of another corporation with or into Willamette Valley Vineyards nor a sale or transfer of all or part of Willamette Valley Vineyards’ assets for cash or securities will be considered a liquidation, dissolution or winding up of Willamette Valley Vineyards.

If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Willamette Valley Vineyards or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment to our articles of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the Series A Redeemable Preferred Stock offered pursuant to this prospectus supplement and any subsequent prospectus supplements from time to time in one or more transactions through our officers and directors, none of whom will be compensated for their participation in this offering. There will be no sales through underwriters, placement agents or broker-dealers in connection with this offering.

Our Series A Redeemable Preferred Stock will be offered at prices that will depend upon the date of one’s purchase as indicated in the following table:

Beginning Date	Ending Date	Price per Share(*)
March 10, 2016	March 31, 2016	$4.25
April 1, 2016	June 30, 2016	$4.35
July 1, 2016	September 30, 2016	$4.45
October 1, 2016	December 31, 2016	$4.55

(*)	The “Original Issue Price” for purposes of dividend and redemption computations will be $4.15 per share, which is the price paid in the initial offering of this series, regardless of the price paid.

The purpose of the increase in price over time is intended to reflect the reduction in risk over time. Our board of directors believes that investors who invest earlier in this offering will bear modestly greater risk than those who invest later; however, this belief is not readily quantifiable and depends, among other things, upon the amount invested in each period. Further, there is no readily ascertainable value for the Series A Redeemable Preferred Stock, nor is there any market criteria by which such a value could be established. Accordingly, prospective investors should recognize that the prices of each series of the Series A Redeemable Preferred Stock have been determined arbitrarily, and there can be no assurance that an investor purchasing such shares could sell the shares at a price equal to or greater than the prices listed above, or at all.

Escrow

The Company has established an escrow account at OTR, Inc., and funds received in this offering will be delivered directly to the escrow agent to be held pending the closing of a given offering period. Thereafter, on the first business day following each of the closing dates indicated in the table above, the escrow agent will release the funds then held from accepted subscriptions and, within fifteen business days thereafter, will cause the issuance and delivery of the number of Series A Redeemable Preferred Shares to be made with respect to each such subscription. For purposes of determining entitlement to dividends, liquidation preference, and related matters, the initial issue date for shares so issued will be the first calendar day following the expiry of the relevant offering period, notwithstanding that the release of funds or the actual issuance of shares may occur on a later date.

Indemnification; Exculpation

Our officers and directors who act as issuer salespersons in connection with this offering are entitled to indemnification for any action or claim brought against them in connection with their service on behalf of the Company, including without limitation their participation in this offering. Our articles of incorporation also contain provisions that exculpate our officers, directors and agents from liabilities to the Company except in cases of gross negligence or willful misconduct, subject to certain limitations arising under federal and state securities laws. In addition, our chief executive officer, Mr. Bernau, is a party to an indemnification agreement pursuant to which the Company is required to extend broad-based indemnification to him and certain of his affiliates and immediate family members. These arrangements entitle these individuals to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that these persons may be required to make.

Stabilization

In connection with many public offerings of securities, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions are intended to have the effect of limiting the volatility of securities sold during a specified period following the completion of an underwritten offering.

Investors in this offering are cautioned that this offering will not include the participation of an underwriter or selling group, and there will be no stabilizing transactions in the aftermarket for the Series A Redeemable Preferred Stock. As a result, any events that might promote a relative excess of sales (in comparison to a market for purchases) may have a more significant adverse impact upon prospective selling prices and, in fact, on opportunities to sell regardless of price, than might a firmly underwritten offering.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

Moss Adams LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2015 and 2014, and for each of the fiscal years then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in its report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.